CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) effective the 1st day of May 2019, is entered into May 15th, 2019 by and between the PearTrack Security Systems, Inc., a Nevada corporation at 1327 Ocean Avenue, Suite B, Santa Monica, CA 90401 (the “Company”), and David Rocke of 36 South Road, Southampton, SN01, Bermuda (the “Consultant”).

WHEREAS, the Company desires to retain Consultant to render consulting, capital formation, merger and acquisition and strategic advisory services as outlined in the Scope of Work in Exhibit “A” of this Agreement on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.Engagement of Consultant; Services to be performed.

1.1.The Company hereby retains Consultant to render such consulting, capital formation, merger and acquisition, and advisory services as the Company may request.  Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.

1.2.Consultant shall be provided with an invitation to join the Company’s Board of Directors as a Director.

1.3.During the Term (as defined in Section 2), Consultant shall devote such time, attention, skill and energy as may be reasonably required to perform the services required by this Agreement up to a maximum time commitment of 80 hours in any calendar month, and shall assume and perform to the best of his ability such reasonable responsibilities and duties as the Company shall assign to Consultant from time to time.

1.4.Consultant shall perform the services hereunder at locations of his choosing, but he shall, at the Company’s expense, also be required to render the services at such other locations as the Company may reasonably specify from time to time.

1.5.In rendering services hereunder, Consultant shall be acting as an independent contractor and not as a employee or agent of the Company.  As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific.  Nothing contained in this Agreement shall be construed or applied to create a partnership.  Consultant shall be responsible for the payment of all federal, state, provincial or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 1 of 12

2.Term.  Unless terminated at an earlier date in accordance with Section 5 or Section 6, this Agreement shall commence as of the Effective Date and shall continue for a continuous period of three (3) years (the “Term”).

3.Directors & Officers Insurance. The Company shall continuously maintain from the Effective Date of Closing of five hundred thousand ($500,000) dollars of capitalization, insurance coverage for its directors and officers and those of its subsidiaries in the form as is customary for an SEC Registrant and in a scope satisfactory to Consultant.  Company acknowledges that its anticipated fund raising activities will impact the form and the scope of such coverage.

4.Compensation

4.1.Cash: As compensation for Consultant’s services hereunder, the Company shall pay to Consultant a consulting fee of one hundred and fifty thousand ($150,000) dollars a year (“Base Fee”).

4.2.Payment of Cash Compensation:  Until such time as the Minimum Capital Investment has been secured, the Company and Consultant agree that the Base Fee shall accrue monthly but be deferred and memorialized in the form of an interest bearing corporate convertible promissory note.  After such time, Base Fee shall be paid monthly by wire transfer to an account nominated by Consultant and any amount outstanding on any note issued under this section 4.2 shall be paid in four equal monthly installments until such time it is converted or fully paid.

(a)  “Minimum Capital Investment” is defined as one million (US $1,000,000) dollars, secured by the company, in the aggregate, in either debt or equity financing.

(b)Interest Bearing Convertible Note.  The interest bearing convertible note will have the following key terms:

(i) Interest at five percent (5%) per annum;

(ii)convert into shares of the Company’s Common stock at a twenty (20) trading day average price of the Common Stock; and

(iii)The total aggregate amount of shares that can be converted shall not exceed one (1%) percent of the issued and outstanding capital stock at the time of conversion.

(c)Termination of Cash Deferment. After a period of twelve (12) months, the Company has not secured the aggregate investment of one million ($1,000,000) dollars, the Company will not continue to defer the Consultant’s fee and may choose to terminate the Consultants Agreement under Section 5.1

4.3.Stock:

(a)Stock Options. Consultant or his nominee shall receive options during the Term of this Agreement as determined by the Company’s Board of Directors from time to time.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 2 of 12

(b)Initial Stock Option Grant.  Upon execution of this Agreement, Leafy Lane Limited, a company incorporated under the laws of the British Virgin Islands under number 1574755 (“Leafy Lane”) shall be granted an aggregate of six million eight hundred and seventy five thousand and ninety three (6,875,093) stock options at an exercise price of fifty one hundredths of one cent ($0.005) per share (which exercise price is not less than the closing price on the date of Board approval) for a five-year period, pursuant to the Company’s standard Employee Stock Option Plan (“Initial Grant”).  The Initial Grant shall vest as set out in Exhibit B unless the provisions of Sections 7.3 or 7.4 apply.

4.4.Profit Share.  Consultant shall be entitled to 12.5% of the Adjusted Gross Earnings of GX9 Security, Inc for each calendar year during any part of which this Agreement is in force (“Profit Share”), “Adjusted Gross Earnings” is defined in Exhibit C,  Profit Share shall be paid in cash within fifteen days of the completion of the audit of GX9 Security, Inc for each calendar year, or March 31 of the following calendar year if earlier.

5.Termination By the Company

5.1.For Cause or upon death or Disability or non securing of Minimum Captial Investment.   Company will have the right to immediately terminate Consultant's services and this Agreement for Cause, death or Disability or if the Company has not secured the Minimum Capital Investment within twelve months heereof.

"Cause" means:  any material breach of this Agreement by Consultant, including, without limitation, willful breach of Consultant’s covenants; conviction of a felony or failure to contest prosecution for a felony, other than what has been disclosed to the Company’s Board of Directors as of the signing of this Agreement, by Consultant; violation of any statute, rule or regulation, any of which in the reasonable judgment of Company has a material adverse effect on the business of the Company or to Company’s reputation; unethical practices; dishonesty; or disloyalty.

“Disability” means the incapacity or inability of Consultant, whether due to accident, sickness or otherwise, as determined by a medical doctor reasonably acceptable to the Board of Directors of Company and confirmed in writing by such doctor, to perform the essential functions of Consultant’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

5.2.Without Cause.  Company may terminate Consultant's engagement under this Agreement without cause and without advance notice.

6.Termination By Consultant.

6.1.Without reason.  Consultant may terminate Consultant’s engagement under this Agreement for any reason provided that Consultant gives Company at least thirty-days’ notice in writing.   Company may, at its option, relieve Consultant of all duties and authority after notice of termination has been provided.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 3 of 12

6.2.With Good Reason.  Consultant may immediately terminate Consultant’s engagement under this Agreement for any Good Reason.

“Good Reason” means: a material breach of this agreement by Company; the non-purchase, lapse, cancellation or non-renewal of the Directors & Officer insurance set out in Section 3, the non-issuance of an invitation to join the Board as set out in Section 1.2, non securing of the Minimum Capital Investment within twelve months hereof; or the removal from the Board of Consultant for any reason or none.

7.Effect of Termination

7.1.By Company for Cause. Upon termination of Consultant's engagement by Company for Cause Consultant shall have no rights to any unvested benefits or any other compensation or payments after the termination date.

7.2.By Company on death or Disability.  Upon termination of Consultant's engagement by Company upon the death or Disability of Consultant, Consultant will have no rights to any unvested benefits or any other compensation or payments after the last day of the month in which Consultant’s death or Disability occurred.

7.3.By Company Without Cause.  Upon termination of Consultant’s engagement by Company Without Cause, Company will continue to pay, including health benefits, Consultant’s Base Fee for the remainder of the period ended three years after the date hereof and Profit Share for all calendar years ended December 31, 2024, Such payments will be at usual and customary pay intervals of Company or annually in line with Section 4.4 as applicable. All unvested options within Initial Grant shall immediately vest.

7.4.By Consultant for Good Reason.  Upon termination of Consultant’s engagement by Consultant for Good Reason, Company will continue to pay, including health benefits, Consultant’s Base Fee for the remainder of the period ended three years after the date hereof and Profit Share for all calendar years ended December 31, 2024, such payments will be at usual and customary pay intervals of Company. All unvested options within Initial Grant shall immediately vest.

7.5.By Consultant for without reason.   All compensation, payments will cease on the termination date.

8.Expenses.  In addition to the payment of consulting fees set forth above, the Company shall reimburse Consultant all actual out-of-pocket costs for long-distance telephone services, facsimile transmissions, photocopying, courier services and postage, and all reasonable travel, lodging and per diem expenses, that he shall incur in connection with the rendering of Consultant’s services; provided that the Company shall have no obligation to reimburse any of such expenses except upon provision by Consultant of adequate documentation thereof in such form as the Company shall reasonably request; and provided further, that the Company shall have no such obligation in respect of any travel, lodging or per diem expenses unless the travel to which such expenses relate shall have been authorized in advance by the Company.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 4 of 12

9.Insurance. Consultant if he so elects and if permissible by the Company plans, will be entitled to participate in fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for employees and executives of Company.  Consultant may elect to be reimbursed for insurance he and his dependents currently are covered under. Participation will be in accordance with any plans and any applicable policies adopted by Company.

10.Vacation.Consultant shall be entitled to vacations in accordance with Company policy in effect from time to time.  Until written policies are adopted, Consultant will accrue two (2) weeks vacation during the Initial Term of his engagement by the Company.

11.Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

11.1.Confidential Information.  Except as permitted or directed by the Company, during the Term or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Consultant has acquired or become acquainted with or will acquire or become acquainted with during the Term or during engagement by the Company prior to the Term, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term, Consultant will refrain from any acts or omissions that would intentionally reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

11.2.Know-How and Trade Secrets.  All know-how and trade secret information conceived or originated by Consultant, which arises out of the performance of the services hereunder, or any related material or information shall be the property of the Company, and all rights therein are hereby assigned to the Company.

11.3.Return of Records.  Upon termination of this Agreement, Consultant shall deliver to the Company all property that is in his possession and that is the Company’s property or relates to the Company’s business, including, but not limited to records, notes, data, memoranda, software, electronic information, models, equipment, and any copies of the same.

12.Miscellaneous.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 5 of 12

12.1.Entire Agreement.  This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

12.2.Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

12.3.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

12.4.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 12.5, successors and assigns.

12.5.Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

12.6.Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

12.7.Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein.  All such communications shall be effective when received.

Any party may change the address set forth above by notice to each other party given as provided herein.

 To: David Rocke

  36 South Road

Southampton SN01

Bermuda

 To:PearTrack Security Services, Inc.

  Kyle W. Withrow, CEO

  1327 Ocean Ave, Suite B

  Santa Monica, CA 90401

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 6 of 12

12.8.Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.9.Governing Law/Waiver of Claims/Arbitration.

(a)ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(b) The parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Executive the breach, termination or validity thereof or the  present and future dealings between the parties, such disagreements and controversies shall be subject to a two step mediation and binding arbitration process.  The first step will first to a one time mediations session to be held in accordance with the California Bar Associations Mediation guidelines and to  be heard in front of a Mediation expert that has been practicing for a period of at least 5 years.  If the Parties fail to resolve their dispute via Mediation, the Parties agree to a second step of binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to be held in the city of Santa Monica, California, in Los Angeles County, California before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of a continuing dispute following mediation of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.

12.10.Third-Party Benefit.  Other than the rights of Leafy Lane under Sections 4.3, 7.3, 7.4 and Exhibit B, which are hereby explicitly enforceable, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 7 of 12

12.11.No Waiver.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by Consultant shall constitute a waiver of any other right or breach by Consultant.

12.12.Remedies.  The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

*** The rest of this page left intentionally blank ***

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 8 of 12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Company:		Consultant:

PEARTRACK SECURITY SYSTEMS, INC.		DAVID ROCKE

By:	/s/ Kyle W. Withrow	By:	/s/ David Rocke
Kyle W. Withrow		David Rocke
Its: Chief Executive Officer

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 9 of 12

EXHIBIT “A”

Scope of Work by Consultant for PearTrack Security Systems, Inc , and its subsidiaries:

1.Act as the lead point person responsible all capitalization matters defined in the Agreement and interface with the outside investors and financial professionals as well as the CFO of the Company.

2.Become a member of the Company’s Board of Directors and Chair the Audit Committee.

3.Advise on Mergers and Acquisition, Business Development, Governance & Strategic Planning.

a.Advise on matters pertaining to prospective merger and acquisition candidates

b.Advise on economic and business models

c.Contribute to the development of a Strategic Plan for the Company.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 10 of 12

EXHIBIT “B”

Vesting of Initial Grant

The Initial Grant shall vest as follows:

(i)Two hundred and eighty-six thousand four hundred and sixty-two (286,462) stock options immediately; and

(ii)Two hundred and eighty-six thousand four hundred and sixty-two (286,462) stock options every ninety (90) days from the date hereof; and

(iii)One million one hundred and sixty-eight thousand seven hundred and sixty-nine (1,168,769) stock options upon receipt by the Company of five hundred thousand ($500,000) dollars in an equity or bridge financing; and

(iv)Two million two hundred and sixty-eight thousand seven hundred and eighty (2,268,780) of these stock options upon receipt by the Company of three million ($3,000,000) (or such lesser sum as the Consultant and Company may agree) in an equity or bridge financing.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 11 of 12

EXHIBIT “C”

CALCULATION OF ADJUSTED GROSS EARNINGS

“Adjusted Gross Earnings” means all revenue accounted to GX9 Security, Incu from the Defined Revenue Sources less Cost of Goods Sold.

“Defined Revenue Source” means all revenues accounted by GX9 Security, Inc from its services including, but not limited to, revenues from the sale of products and/or services that incorporate the Enigma-Bulwark technology into the service or product offerings.

“Cost of Goods Sold” (COGS) means the direct labour costs of GX9 Security, Inc employees engaged in providing the services which generate the Defined Revenue Sources.

PearTrack Security Systems, Inc.Consulting Agreement

David RockePage 12 of 12